FS Investment Corporation 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC Announces Earnings Release and Conference Call Schedule

For Fourth Quarter and Full Year 2015

PHILADELPHIA, PA, January 25, 2016 – FS Investment Corporation (NYSE: FSIC) announced today plans to release its fourth quarter and full year 2015 results after the market close on Monday, February 29, 2016.

FSIC will host a conference call at 10:00 a.m. (Eastern Time) on Tuesday, March 1, 2016, to discuss its fourth quarter and full year 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing 877-443-2408 and using the conference ID 38412123 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports after the market close on Monday, February 29, 2016.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

About FS Investment Corporation

FSIC is a publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. In connection with its debt investments, FSIC may receive equity interests such as warrants or options.

FSIC is advised by FB Income Advisor, LLC, an affiliate of Franklin Square Capital Partners (Franklin Square), and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $83 billion in assets under management as of September 30, 2015, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

Exhibit 99.1

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. As of September 30, 2015, the firm managed approximately $17.0 billion in total assets, including $15.7 billion in BDC assets, making it the largest manager of BDCs. For more information, please visit www.franklinsquare.com.

Contact Information:

Investors

Jim Ballan

james.ballan@franklinsquare.com

267-439-4375

Media

Franklin Square Media Team

media@franklinsquare.com

215-495-1174

Important Disclosures

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.